Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS’
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-116612, Form S-8 No. 333-125777, Form S-8 No. 333-135995, Form S-8 No. 333-143797, Form S-8 No. 333-151652, and Form S-8 No. 333-160172) pertaining to the Amended and Restated 2004 Stock Incentive Plan of Blackboard Inc., and in the Registration Statement on Form S-3 No. 333-143715 and in the related Prospectus pertaining to the Convertible Senior Notes due 2027, of our report dated March 19, 2010, with respect to the financial statements of Saf-T-Net, Inc. as of and for the years ended December 31, 2009 and 2008, appearing in this Current Report on Form 8-K/A of Blackboard Inc. dated May 7, 2010.
/s/ Hughes Pittman & Gupton, LLP
Raleigh, North Carolina
May 7, 2010